Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: September 17, 2021.

Allseas Group S.A.

By:	/s/ Edward Heerema
Name: Edward Heerema
Title: President

Allseas Investments S.A.

By:	/s/ Edward Heerema
Name: Edward Heerema
Title: President

Argentum Credit Virtuti GCV

By:	/s/ Edward Heerema
Name: Edward Heerema
Title: Zaakvoerder

Stichting Administratiekantoor Aequa Lance Foundation

By:	/s/ Edward Heerema
Name: Edward Heerema
Title: Chairman

/s/ Edward Heerema
Name: Edward Heerema